                                           Registration No.  333-_______________

   As filed with the Securities and Exchange Commission on January 30, 1998
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  ____________

                             SUN COMMUNITIES, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENT)
                MARYLAND                                      38-2730780
 (State or Other Jurisdiction of Incorporation or             (I.R.S. Employer
             Organization)                                  Identification No.)
                                _______________

                                GARY A. SHIFFMAN
                                   PRESIDENT
                             31700 MIDDLEBELT ROAD
                                   SUITE 145
                        FARMINGTON HILLS, MICHIGAN 48334
                                 (810) 932-3100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                        Copies of all correspondence to:
                            JEFFREY L. FORMAN, ESQ.
                       JAFFE, RAITT, HEUER & WEISS, P.C.
                              ONE WOODWARD AVENUE
                                   SUITE 2400
                            DETROIT, MICHIGAN  48226

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. __X__

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ______.

                               _______________

                        CALCULATION OF REGISTRATION FEE

___________________________________________________________________________________________________________________________________
                                                                                      Proposed Maximum           Amount of
                                 Title of Each Class of Securities                   Aggregate Offering      Registration Fee
                                                                                          Price (1)
___________________________________________________________________________________________________________________________________
                   Common Stock, $.01 par value                                       $8,862,857                 $2,615
___________________________________________________________________________________________________________________________________

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices reported on the New York Stock Exchange on January 27, 1998.

                             ________________________
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      Information contained herein is subject to completion or
              amendment. A registration statement relating to these securities had been filed with the Securities and Exchange Commission.
              These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall reconstitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any State in which such offer, solicitaiton or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                             SUBJECT TO COMPLETION
                      PROSPECTUS DATED JANUARY 30, 1998



              PROSPECTUS

                                 255,967 SHARES

                             SUN COMMUNITIES, INC.

                                  COMMON STOCK


                      This Prospectus relates to 255,967 shares (the "Shares")
              of common stock, par value $.01 per share (the "Common Stock"), of Sun Communities, Inc., a Maryland corporation (the "Company"). The Shares are held by certain holders (collectively, the "Selling Shareholders") of limited partnership interests ("Common OP Units") in Sun Communities Operating Limited Partnership, a Michigan limited partnership (the "Operating Partnership") in which the Company is the sole general partner. Each Common OP Unit held by a Selling Shareholder is presently convertible into one (1) share of Common Stock. See "Selling Shareholders."

                      The Company will not receive any proceeds from the sale
              of Shares by the Selling Shareholders. Other than any commissions or discounts paid or allowed by the Selling Shareholders to underwriters, dealers, brokers or agents, all expenses incurred in connection with this offering are being borne by the Company.

                      The Selling Shareholders have not advised the Company of
              any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be sold from time to time in transactions (which may include block transactions) on the New York Stock Exchange at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

                      The Common Stock is listed on the New York Stock Exchange
              under the symbol "SUI." The last reported sale price of the Common Stock as reported on the New York Stock Exchange on January 28, 1998 was $35.125 per share.

 SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN
                                  THE SHARES.

                            ____________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                            ____________________________

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

            The date of this Prospectus is January __________, 1998.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy information and statements, and other information regarding registrants that file electronically with the Commission. The Web site address is http://www.sec.gov. The Company files electronically. In addition, the Company's Common Stock is listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain portions of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference.

       1 . The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission on March 31, 1997.

       2 . The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 12, 1997.

       3 . The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission on August 13, 1997.

       4 . The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed with the Commission on November 13, 1997.

       5 . The Company's Current Report on Form 8-K dated August 20, 1997 and filed with the Commission on August 21, 1997.

       6 . The Company's Current Report on Form 8-K dated December 31, 1997 and filed with the Commission on January 7, 1998.

       7 . The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated November 23, 1993, No. 1-12616.

         All documents filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Shares or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Jeffrey P. Jorissen, the Company's Senior Vice President and Chief Financial Officer at 31700 Middlebelt Road, Suite 145, Farmington Hills, Michigan 48334, telephone number
(248) 932-3100.

         As used herein, the term "Company" includes Sun Communities, Inc., a Maryland corporation, and one or more of its subsidiaries (including the Operating Partnership and Sun Home Services, Inc.).

                                  THE COMPANY

         The Company owns and operates manufactured housing communities concentrated in the midwestern and southeastern United States. The Company is a fully integrated real estate company which, together with its affiliates and predecessors, has been in the business of acquiring, operating, and expanding manufactured housing communities since 1975. As of December 1, 1997, the Company owned, managed, and/or financed a portfolio of 99 manufactured housing community properties (the "Properties") located in 13 states and Canada containing an aggregate of approximately 36,000 developed sites and approximately 3,600 sites suitable for development. Consistent with the Company's strategy of growth through acquisitions, the Company has acquired 62 of the Properties since its initial public offering in December 1993 (the "IPO").

         The Company is the sole general partner of, and, as of December 29, 1997, held approximately 88% of the interests (not including Preferred OP Units) in, the Operating Partnership. Substantially all of the Company's assets are held by or through the Operating Partnership. The ownership and management of the Properties is allocated among the Company's subsidiaries; however, subject to the tax and other risks discussed in the section entitled "Risk Factors", stockholders in the Company achieve substantially the same economic benefits as direct ownership, operation, and management of the Properties, except that 5% of the cash flow from operating activities of Sun Home Services, Inc., a Michigan corporation ("Home Services") (estimated to be no greater than approximately $40,000 in 1997), will be distributed to Gary A. Shiffman, Milton M. Shiffman (Gary A. Shiffman and Milton M. Shiffman are sometimes hereinafter collectively referred to as the "Principals"), and Jeffrey P. Jorissen, each an officer of the Company, as the holders of all the common stock of Home Services. There is no assurance that such distributions will not increase in the future. As sole general partner of the Operating Partnership, the Company has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions.

         The Company's executive and principal property management office is located at 31700 Middlebelt Road, Suite 145, Farmington Hills, Michigan 48334, and telephone number is (248) 932-3100. The Company has regional property management offices in Elkhart, Indiana and Tampa, Florida.

                                  RISK FACTORS

         Prospective investors should carefully consider, among other factors, the matters described below.

CONFLICTS OF INTEREST


         Failure to Enforce Terms of Home Services Agreement. Through their ownership of all of the common stock of Home Services, Gary A. Shiffman, Milton M. Shiffman, and Jeffrey P. Jorissen (Gary A. Shiffman, Milton M. Shiffman, and Jeffrey P. Jorissen are sometimes hereinafter collectively referred to as the "Subsidiary Shareholders") have a 5% interest in Home Services. Home Services has entered into an agreement with the Operating Partnership for sales, brokerage, and leasing services, which was not negotiated on an arm's length basis. The Subsidiary Shareholders will have a conflict of interest with respect to their obligations as officers and/or directors of the Company to enforce the terms of the services agreement. The failure to enforce the material terms of this agreement could have an adverse effect on the Company. The Operating Partnership, on account of its ownership of the preferred stock of Home Services, and the Subsidiary Shareholders, on account of their ownership of the common stock of

Home Services, are entitled to 95% and 5%, respectively, of the cash flow from operating activities of Home Services.

         Tax Consequences Upon Sale of Properties. Prior to the redemption of Common OP Units for Common Stock, the Principals will have tax consequences different from those of the Company and its public stockholders upon the sale of any of the 24 Properties acquired from partnerships previously affiliated with the Principals (the "Sun Partnerships") and, therefore, the Principals and the Company, as partners in the Operating Partnership, may have different objectives regarding the appropriate pricing and timing of any sale of those Properties. Consequently, the Principals may influence the Company not to sell those Properties even though such sale might otherwise be financially advantageous to the Company.

ADVERSE CONSEQUENCES OF DEBT FINANCING

         The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness will not be able to be refinanced, or that the terms of such refinancing will not be as favorable as the terms of such indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be transferred to the mortgagee with a consequent loss of income and asset value to the Company.

         As of December 1, 1997, the Company had outstanding $45.0 million of indebtedness that is collateralized by mortgage liens on seven of the Properties (the "Mortgage Debt"). If the Company fails to meet its obligations under the Mortgage Debt, the lender would be entitled to foreclose on all or some of the Properties securing such debt, which could have a material adverse effect on the Company and its ability to make expected distributions and could threaten the continued viability of the Company.

CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT STOCKHOLDER APPROVAL

         The investment and financing policies of the Company, and its policies with respect to certain other activities, including its growth, debt, capitalization, distributions, REIT status, and operating policies, are determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the Board of Directors without notice to or a vote of the stockholders of the Company. Accordingly, stockholders may not have control over changes in policies of the Company and changes in the Company's policies may not fully serve the interests of all stockholders.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent on the efforts of its executive officers, particularly the Principals. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a temporary adverse effect on the operations of the Company. The Company does not currently maintain or contemplate obtaining any "key-man" life insurance on the Principals.

OWNERSHIP LIMIT AND LIMITS ON CHANGES IN CONTROL

         9.8% Ownership Limit; Inapplicability to Founders. In order to qualify and maintain its qualification as a REIT, not more than 50% of the outstanding shares of the capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals. Thus, ownership of more than 9.8% of the outstanding shares of Common Stock by any single stockholder has been restricted, with certain exceptions, for the purpose of maintaining the Company's qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Such restrictions in the Company's charter do not apply to the Principals and Robert B. Bayer, a former director and officer of the Company (Robert B. Bayer and the Principals are sometimes hereinafter collectively referred to as the "Founders"), who may acquire additional shares of Common Stock through the redemption of Common OP Units, through the Stock Option Plan, from other stockholders or otherwise, but in no event will they be entitled to acquire additional shares such that the five largest beneficial owners of the Company's stock hold more than 50% of the total outstanding stock. Additionally, the Company's charter allows certain transfers of such shares without the transferees being subject to the 9.8% ownership limit, provided such transfers do not result in an increased concentration in the ownership of the Company. The Company's Board of Directors, upon receipt of a ruling from the Internal Revenue Service (the "Service"), an opinion of counsel or other evidence satisfactory to the Board of Directors and upon such other conditions as the Board of Directors may direct, may also exempt a proposed transferee from this restriction. See "Description of Common Stock - Restrictions on Ownership."

         The 9.8% ownership limit, as well as the ability of the Company to issue additional shares of Common Stock or shares of other stock (which may have rights and preferences over the Common Stock), may discourage a change of control of the Company and may also: (i) deter tender offers for the Common Stock, which offers may be advantageous to stockholders; and (ii) limit the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of 9.8% of the outstanding shares of the Company or otherwise effect a change of control of the Company.

         Staggered Board. The Board of Directors of the Company has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three-year term upon the expiration of such class's term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' interest.

         Preferred Stock. The Company's charter authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of Common Stock) of any shares issued. The power to issue preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders' interest.

REAL ESTATE INVESTMENT CONSIDERATIONS

         General. Income from real property investments, and the Company's resulting ability to make expected distributions to stockholders, may be adversely affected by the general economic climate, local conditions such as oversupply of manufactured housing sites or a reduction in demand for manufactured housing sites in an area, the attractiveness of the Properties to tenants, zoning or other regulatory restrictions, competition from other available manufactured housing sites and alternative forms of housing (such as apartment buildings and site-built single-family homes), the ability of the Company to provide adequate maintenance and insurance, and increased operating costs (including insurance premiums and real estate taxes). The Company's income would also be adversely affected if tenants were unable to pay rent or sites were unable to be rented on favorable terms. If the Company were unable to promptly relet or renew the leases for a significant number of the sites, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's funds from operations and ability to make expected distributions to stockholders could be adversely affected. In addition, certain expenditures associated with each equity investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

         Competition. All of the Properties are located in developed areas that include other manufactured housing community properties. The number of competitive manufactured housing community properties in a particular area could have a material effect on the Company's ability to lease sites and on rents charged at the Properties or at any newly acquired properties. The Company may be competing with others that have greater resources than the Company and whose officers and directors have more experience than the Company's officers and directors. In addition, other forms of multi-family residential properties, such as private and federally funded or assisted multi-family housing projects and single-family housing, provide housing alternatives to potential tenants of manufactured housing communities.

         Changes in Laws. Costs resulting from changes in real estate tax laws generally may be passed through to tenants and will not affect the Company. Increases in income, service or other taxes, however, generally are not passed through to tenants under leases and may adversely affect the Company's funds from operations and its ability to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect the Company's funds from operations and its ability to make distributions to stockholders.

         Investments in Mortgages. Although the Company currently has no plans to invest in mortgages other than an approximately $4.0 million mortgage loan it has made to an entity that operates two manufactured housing communities in Alberta, Canada and an approximately $19 million mortgage loan it has made to two entities that each operate a manufactured housing communities in Delaware (the "Delaware Mortgages"; the Delaware Mortgages and the Canadian Mortgage are sometimes hereinafter collectively referred to as the "Mortgages"), the Company may invest in additional mortgages in the future. By virtue of its investment in the Mortgages and if the Company were to invest in additional mortgages, it is and would be subject to the risks of such investment, which include the risk that borrowers may not be able to make debt service payments or pay principal when due, the risk that the value of mortgaged property may be less than the amounts owed, and the risk that interest rates payable on the mortgages may be lower than the Company's costs of funds. If any of the above occurred, funds from operations and the Company's ability to make expected distributions to stockholders could be adversely affected.

         Development of New Communities. The Company is engaged in the development of new communities. The manufactured housing community development business involves significant risks in addition to those involved in the ownership and operation of established manufactured housing communities, including the risks that financing may not be available on favorable terms for development projects, that construction and lease-up may not be completed on schedule resulting in increased debt service expense and construction costs, that long-term financing may not be available upon completion of construction, and that sites may not be leased on profitable terms. If any of the above occurred, the Company's ability to make expected distributions to stockholders could be adversely affected.

         Rent Control Legislation. State and local rent control laws in certain jurisdictions may limit the Company's ability to increase rents and to recover increases in operating expenses and the costs of capital improvements. Enactment of such laws has been considered from time to time in other jurisdictions. Certain of the Properties are located, and the Company may purchase additional properties, in markets that are either subject to rent control or in which rent-limiting legislation exists or may be enacted.

         Environmental Matters. Under various Federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management, and development of real properties, the Company or the Operating Partnership, as the case may be, may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. All of the Properties have been subject to a Phase I or similar environmental audit (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants. These environmental audits have not revealed any significant environmental liability that would have a material adverse effect on the Company's business. No assurances can be given that existing environmental studies with respect to any of the Properties reveal all environmental liabilities, that any prior owner of a Property did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist as to any one or more Properties.

         Uninsured Loss. The Company maintains comprehensive liability, fire, flood (where appropriate), extended coverage, and rental loss insurance with respect to the Properties with policy specifications, limits, and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, or acts of war. Should an uninsured loss occur, the Company could lose both its investment in and anticipated profits and cash flow from a property.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

         Taxation as a Corporation. The Company expects to qualify and has made an election to be taxed as a REIT under the Code, commencing with the calendar year beginning January 1, 1994. Although the Company believes that it is organized and will operate in such a manner, no assurance can be given that the Company is organized or will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

         If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made.

         Other Tax Liabilities. Even though the Company qualifies as a REIT, it is subject to certain Federal, state and local taxes on its income and property. In addition, the Company's sales operations, which are conducted through Home Services, generally will be subject to Federal income tax at regular corporate rates.

ADVERSE EFFECT OF DISTRIBUTION REQUIREMENTS

         The Company may be required from time to time, under certain circumstances, to accrue as income for tax purposes interest and rent earned but not yet received. In such event, the Company could have taxable income without sufficient cash to enable the Company to meet the distribution requirements of a REIT. Accordingly, the Company could be required to borrow funds or liquidate investments on adverse terms in order to meet such distribution requirements.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A PARTNERSHIP

         The Company believes that the Operating Partnership and other various Company subsidiary partnerships have each been organized as partnerships and will qualify for treatment as such under the Code. If the Operating Partnership and such other partnerships fail to qualify for such treatment under the Code, the Company would cease to qualify as a REIT, and the Operating Partnership and such other partnerships would be subject to Federal income tax (including any alternative minimum tax) on their income at corporate rates.

ADVERSE EFFECT ON PRICE OF SHARES AVAILABLE FOR FUTURE SALE

         Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. As of December 29, 1997, the Principals held 972,822 shares of Common Stock. In addition, as of December 29, 1997, up to 3,683,855 shares of Common Stock may be issued in the future to the Principals, the general partners of the Sun Partnerships other than the Principals (the "Former General Partners"), and the sellers of certain properties as a result of the potential redemption of their outstanding OP Units (both Common and Preferred
OP Units).  Furthermore, 28,281              Common OP Units were issued to
Water Oak, Ltd. as of January 1, 1998 and may be converted into common stock by Water Oak, Ltd. and sold pursuant to this prospectus. The Principals and the Former General Partners may sell such shares pursuant to registration rights or an available exemption from registration. Also, Water Oak, Ltd., a former owner of one of the Properties, will be issued Common OP Units with an aggregate value of $11.1 million over the 11-year period beginning in January 1999 and continuing on an annual basis through 2009. In addition, as of December 29, 1997, 1,592,841 shares have been reserved for issuance (of which options for 429,979 shares have been exercised as of December 1, 1997) pursuant to the Company's Stock Option Plan and 1993 Non-Employee Director Stock Option Plan, and the Principals' employment agreements provide for incentive compensation payable in shares of Common Stock. No prediction can be made regarding the effect that future sales of shares of Common Stock will have on the market price of shares.

ADVERSE EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

         One of the factors that may influence the price of the Company's shares in the public market will be the annual distributions to stockholders relative to the prevailing market price of the Common Stock. An increase in market interest rates may tend to make the Common Stock less attractive relative to other investments, which could adversely affect the market price of Common Stock.





                              SELLING SHAREHOLDERS

         Each of the Selling Shareholders is a holder of Common OP Units. The Company is the sole general partner of the Operating Partnership. Under the terms of the Operating Partnership's Second Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), the Common OP Units are redeemable for Shares of Common Stock. As of the date of this Prospectus, the redemption ratio is one Share for each Common OP Unit redeemed, but such redemption ratio is subject to adjustment in certain events pursuant to anti-dilution provisions contained in the Partnership Agreement. The Shares offered by this Prospectus may be issued in the future to the Selling Shareholders in redemption of Common OP Units held by the Selling Shareholders. None of the Selling Shareholders is an affiliate of the Company.

         The following table sets forth certain information regarding the Selling Shareholders and the shares of Common Stock beneficially owned by each of them:


                                                                                                    Shares Beneficially
                                                                                                        Owned After
                                                   Shares of Common                                    Completion of
                                                  Stock Beneficially                                  the Offering (2)
                                                 Owned Prior to the       Number of Shares            ----------------
                     Selling Shareholder             Offering (1)        Being Offered (1)          Number         Percent (3)
                     -------------------         ---------------------   ------------------         -----------    -----------
                 Jewish Communal Fund                   5,000                   5,000                   0              (4)
                 Henry S. Gornbein                      6,126                   6,126                   0              (4)
                 Estate of Donald L. Smith            214,248                 214,248                   0              (4)
                 Harold S. Taxel, Chapter 7            13,875                   2,312              11,563              (4)
                 Trustee for Howard B.
                 Kaplan
                 Water Oak, Ltd.                       37,287                  28,281               9,006              (4)
                      TOTAL                           276,536                 255,967              20,569


(1) Each of the Selling Shareholders does not own any shares of Common Stock as of the date of this prospectus. The number set forth in each column is the number of shares of Common Stock that would be received upon a conversion of Common OP Units held by each such Selling Shareholder.

(2) Assumes that all Shares being offered and registered hereunder are sold, although no Selling Shareholder is obligated to sell any Shares.

(3) Based upon 16,587,119 shares of Common Stock outstanding as of December 29, 1997.

(4)  Less than one percent (1%).


                                USE OF PROCEEDS

         The Company will not receive any of the proceeds of any sale by the Selling Shareholders.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest (collectively with the Selling Shareholders, the "Sellers") acting as principals for their own accounts. The Company will not receive any of the proceeds of this offering.

         The Sellers, directly or through brokers, dealers, underwriters, agents or market makers, may sell some or all of the Shares. Any broker, dealer, underwriter, agent or market maker participating in a transaction involving the Shares may receive a commission from the Sellers. Usual and customary commissions may be paid by the Sellers. The broker, dealer, underwriter or market maker may agree to sell a specified number of the Shares at a stipulated price per Share and, to the extent that such person is unable to do so acting as an agent for the Sellers, to purchase as principal any of the Shares remaining unsold at a price per Share required to fulfill the person's commitment to the Sellers.

         A broker, dealer, underwriter or market maker who acquires the Shares from the Sellers as a principal for its own account may thereafter resell such Shares from time to time in transactions (which may involve block or cross transactions and which may also involve sales to or through another broker, dealer, underwriter, agent or market maker, including transactions of the nature described above) on the New York Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. In connection with such resales, the broker, dealer, underwriter, agent or market maker may pay commissions to or receive commissions from the purchasers of the Shares. The Sellers also may sell some or all of the Shares directly to purchasers without the assistance of a broker, dealer, underwriter, agent or market maker and without the payment of any commissions.

         Other than any commissions or discounts paid or allowed by the Selling Shareholders to underwriters, dealers, brokers or agents, all expenses incurred in connection with this offering are being borne by the Company.

         Pursuant to the registration rights granted to the Selling Shareholders in connection with the issuance of Common OP Units to the Selling Shareholders, the Company has agreed to indemnify the Selling Shareholders and any person who controls a Selling Shareholder against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

                                 LEGAL MATTERS

         The legality of the Common Stock offered hereby will be passed upon for the Company by Jaffe, Raitt, Heuer & Weiss, Professional Corporation, Detroit, Michigan.

                                    EXPERTS

         The consolidated financial statements and consolidated financial statement schedule of the Company as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

   No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with any offering to be made by the Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company.
This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Securities, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.
Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances create an implication that there has been no change in the facts set forth in this Prosjpectus or in the affairs of the Company since the date hereof.




                               TABLE OF CONTENTS

                                   PROSPECTUS

                                                     Page
                                                     ----
 Available Information.................................2
 Incorporation of Certain Documents by
          Reference....................................2
 The Company...........................................3
 Risk Factors..........................................3
 Selling Shareholders..................................7
 Use of Proceeds.......................................8
 Plan of Distribution..................................8
 Legal Matters.........................................9
 Experts...............................................9




                                                         JANUARY _____, 1998


                                255,967 SHARES




                            SUN COMMUNITIES, INC.



                                 COMMON STOCK

                               ________________



                                  PROSPECTUS



                                  __________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

         Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $2,615
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .    7,000
         Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .    3,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,000
                                                                                         -----
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $13,615
                                                                                       =======

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's charter authorizes the Company to obligate itself to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Company's bylaws obligate it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (a) was committed in bad faith or, (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

         The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that:
(i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

         The partnership agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its respective partners to the same extent the liability of the officers and directors of the Company to the Company and its stockholders is limited under the Company's charter.

ITEM 16.         EXHIBITS

             EXHIBIT NO.   DESCRIPTION
             ___________   ___________

                    4.1    Form of Common Stock Certificate
                           (Incorporated by reference from
                           Exhibit 2 to Amendment No. 1 to
                           Form S-11 filed by the Company
                           on November 5, 1993, File No.
                           33-69340)

                    4.2    Articles VI and VII of the
                           Company's Amended and Restated
                           Articles of Incorporation
                           (Incorporated by reference from
                           Exhibit 3.1 to Amendment No. 1
                           to Form S-11 filed by the
                           Company on November 5, 1993,
                           File No. 33-69340)

                   *5.1    Opinion of Jaffe, Raitt, Heuer &
                           Weiss, Professional Corporation
                           as to legality of securities

                  *23.1    Consent of Coopers & Lybrand
                           L.L.P., independent accountants

                  *23.2    Consent of Jaffe, Raitt, Heuer &
                           Weiss, Professional Corporation
                           (included in Exhibit 5.1)

         *Filed herewith.


ITEM 17.         UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table set forth in this registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof; and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan, on January 29, 1998.


                                            SUN COMMUNITIES, INC.,
                                            a Maryland corporation


                                            By:  /s/ Jeffrey P. Jorissen
                                               --------------------------------
                                                 Jeffrey P. Jorissen, Chief
                                                 Financial Officer, Secretary
                                                 and Principal Accounting
                                                 Officer


         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Sun Communities, Inc. hereby constitutes and appoints Milton
M. Shiffman, Gary A. Shiffman, and Jeffrey P. Jorissen, or any of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of Common Stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                    NAME                                     TITLE                             DATE
                    ----                                     -----                             ----
       /s/ Milton M. Shiffman                Chairman of the Board of Directors          January 29, 1998
  -----------------------------------------
           Milton M. Shiffman

       /s/ Gary A. Shiffman                  Chief Executive Officer, President,         January 29, 1998
  -----------------------------------------
           Gary A. Shiffman                  and Director


       /s/ Jeffrey P. Jorissen               Senior Vice President, Treasurer,           January 29, 1998
  -----------------------------------------
           Jeffrey P. Jorissen               Chief Financial Officer, and
                                             Secretary (principal accounting and
                                             financial officer)



       /s/ Paul D. Lapides                   Director                                    January 28, 1998
  -----------------------------------------
           Paul D. Lapides


       /s/ Ted J. Simon                      Director                                    January 28, 1998
  -----------------------------------------
           Ted J. Simon

       /s/ Clunet R. Lewis                   Director                                    January 30, 1998
  -----------------------------------------
           Clunet R. Lewis


       /s/ Ronald L. Piasecki                Director                                    January 28, 1998
  -----------------------------------------
           Ronald L. Piasecki


                                    NAME                                     TITLE                             DATE
                                    ----                                     -----                             ----
                       /s/ Arthur A. Weiss                   Director                                    January 29, 1998
                  -----------------------------------------
                           Arthur A. Weiss


                               INDEX TO EXHIBITS


           EXHIBIT NO.   DESCRIPTION

                  4.1    Form of Common Stock Certificate
                         (Incorporated by reference from
                         Exhibit 2 to Amendment No. 1 to
                         Form S-11 filed by the Company
                         on November 5, 1993, File No.
                         33-69340)

                  4.2    Articles VI and VII of the
                         Company's Amended and Restated
                         Articles of Incorporation
                         (Incorporated by reference from
                         Exhibit 3.1 to Amendment No. 1
                         to Form S-11 filed by the
                         Company on November 5, 1993,
                         File No. 33-69340)

                  *5.1   Opinion of Jaffe, Raitt, Heuer &
                         Weiss, Professional Corporation,
                         as to legality of securities

                 *23.1 Consent of Coopers & Lybrand L.L.P., independent accountants

                 *23.2   Consent of Jaffe, Raitt, Heuer &
                         Weiss, Professional Corporation
                         (included in Exhibit 5.1)




         *Filed herewith.